Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares Reports Third Quarter Earnings

Easton, Maryland (10/18/2007)- Shore Bancshares, Inc. (NASDAQ - SHBI) reports third quarter earnings of $3.4 million or $0.40 per diluted share, compared to $3.2 million or $0.38 per diluted share for the third quarter of 2006. Net income for the nine-month period ended September 30, 2007 was $10.1 million or $1.20 per diluted share, compared to $10.5 million or $1.25 per diluted share for the first nine months of 2006.

“During a tough cycle for all community banks, we produced a satisfactory quarter marked by a 4.74% net interest margin that was ahead of both the second quarter of 2007 (4.66%) and the third quarter a year ago (4.62%),” said W. Moorhead Vermilye, President and CEO of Shore Bancshares, Inc. “Our fee-based revenue continued to grow and diversify. Credit quality across the various portfolios remains sound, with no material changes expected as we move through the balance of the year. On balance, we continued to expand and solidify our position as the leading independent banking organization headquartered on the Delmarva peninsula.”

The Company’s return on average assets for the third quarter of 2007 was 1.42%, compared to 1.40% for the same period last year. The return on average stockholders’ equity was 11.51% for the quarter ended September 30, 2007, compared to 11.84% for the same quarter last year.

The Company’s return on average assets for the nine months ended September 30, 2007 was 1.43%, compared to 1.60% for the nine months ended September 30, 2006. The return on average stockholders’ equity was 11.76% for the nine months ended September 30, 2007, compared to 13.22% for the same period last year.

At September 30, 2007, total assets were $940 million, total deposits were $760 million, and total stockholders’ equity was $118 million. Loan growth of approximately $51 million since December 31, 2006 was funded primarily by a reduction in cash balances. Total assets remained stable during the quarter despite a $4.6 million decline in deposits. Since December 31, 2006 total deposits have declined $14.1 million.

Review of Financial Results for the Quarter

Net interest income for the third quarter of 2007 was $10.5 million, an increase of 5.7% over the $9.9 million earned during the same period last year. The Company’s net interest margin was 4.74% for the third quarter of 2007, compared to 4.62% for the third quarter of 2006. The market for deposits remained competitive throughout the third quarter of 2007, resulting in higher rates paid for interest-bearing deposits. The cost of funds increased 22 basis points from 2.74% to 2.96% for the quarter ended September 30, 2007 when compared to the same quarter of 2006. The competitive environment for deposits was the primary cause of the increase in the cost of funds.

The provision for credit losses for the three-month periods ended September 30, 2007 and 2006 was $604,000 and $416,000, respectively. Net charge-offs were $268,000 and $134,000 for the three months ended September 30, 2007 and 2006, respectively. The increase in the provision for the third quarter of 2007 when compared to the same period last year reflects the continued growth of the Company’s loan portfolio as well as the anticipated losses related to nonperforming loans. Management believes that the provision for credit losses and the resulting allowance are adequate at September 30, 2007.

Noninterest income for the third quarter of 2007 increased $167,000 when compared to the third quarter of 2006. A $289,000 increase in service charges and other fees was the primary reason for the increase.

Noninterest expense for the third quarter of 2007 increased $392,000 when compared to the third quarter of 2006. The increase is primarily attributable to an increase in overall salaries and benefits costs relating to the overall growth of the Company.

Review of Nine-Month Financial Results

Net interest income for the first nine months of 2007 increased 4.7% or $1,385,000 when compared to the first nine months of 2006. The increase is the result of growth in the loan portfolio. The Company experienced an increase in the overall cost of funds from 2.30% at September 30, 2006 to 2.93% at September 30, 2007, resulting in a decline in the net interest margin from 4.80% for the nine months ended September 30, 2006 to 4.62% for the nine months ended September 30, 2007.

The provisions for credit losses for the nine-month periods ended September 30, 2007 and 2006 were $1,259,000 and $967,000, respectively. Net charge-offs were $338,000 and $360,000 for the nine months ended September 30, 2007 and 2006, respectively. The increased provision in 2007 reflects the overall growth of the loan portfolio as well as the identification of anticipated losses related to nonperforming loans. Overall credit quality has improved since December 31, 2006, although the identification of several troubled loans during the third quarter of 2007 increased nonperforming assets by $2,194,000 to $4,451,000 or 0.47% of total assets at September 30, 2007. The ratio of annualized net charge-offs to total loans was 0.06% at September 30, 2007.

Noninterest income for the nine months ended September 30, 2007 totaled $9,964,000, an increase of $51,000 when compared to the same period in 2006. The increase is primarily attributable to increased service charges and fees offset by a decrease in contingency income received by the Company’s insurance subsidiaries. Contingency income varies from year to year depending on a number of factors outside of the control of the Company. The Company received an unusually large amount of contingency income in 2006. Service charges on deposit accounts increased $98,000 and other noninterest income increased $366,000 when compared to the same nine-month period in 2006. The primary reasons for the growth in other noninterest income were a $209,000 increase in trust and investment management fees due to growth in assets under management and a $296,000 increase in commission income from mortgages originated for sale on the secondary market.

Noninterest expense for the nine months ended September 30, 2007 increased $1,892,000 or 8.9% when compared to the same period in 2006. The increase is primarily attributable to the increased cost of operating two additional bank branches, increased commission expense related to the increased income from the trust and advisory services and secondary market mortgage programs, as well as additional cost associated with segregating the CEO positions at Shore Bancshares and The Talbot Bank of Easton, Maryland, and hiring a new CEO for The Talbot Bank in the third quarter of 2006. The Company also incurred additional operating expense in conjunction with the search to fill the CEO position at The Centreville National Bank or Maryland, following the retirement of the previous CEO on December 31, 2006.

Shore Bancshares Information

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; two insurance producer firms, The Avon-Dixon Agency, LLC and Elliott Wilson Insurance, LLC; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objections. Forward-looking statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the Risk Factors contained in the periodic reports that Shore Bancshares, Inc. files with the Securities and Exchange Commission.

For further information contact: W. Moorhead Vermilye, President and CEO

410-822-1400

Financial Highlights (unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(Dollars in thousands, except per share data)	2007	2006	% Change	2007	2006	% Change
PROFITABILITY FOR THE PERIOD:
Net interest income	$10,463	$9,902	5.7%	$30,610	$29,225	4.7%
Provision for loan and lease losses	$604	$416	45.2%	$1,259	$967	30.2%
Noninterest income	$3,055	$2,888	5.8%	$9,964	$9,913	0.5%
Noninterest expense	$7,599	$7,207	5.4%	$23,237	$21,345	8.9%
Income before income taxes	$5,315	$5,167	2.9%	$16,078	$16,826	-4.4%
Inocme taxes	$1,964	$1,968	-0.2%	$5,968	$6,325	-5.6%
Net income	$3,351	$3,199	4.8%	$10,110	$10,501	-3.7%
Return on average assets	1.42%	1.40%	1.3%	1.43%	1.60%	-10.7%
Return on average equity	11.51%	11.84%	-2.8%	11.76%	13.22%	-11.0%
Net interest margin	4.74%	4.62%	2.6%	4.62%	4.80%	-3.8%
Efficiency ratio - GAAP based	56.21%	56.35%	-0.2%	57.27%	54.54%	5.0%

PER SHARE DATA:
Basic net income	$0.40	$0.38	5.3%	$1.21	$1.26	-4.00%
Diluted net income	$0.40	$0.38	5.3%	$1.20	$1.25	-4.00%
Dividends declared	$0.16	$0.15	6.7%	$0.48	$0.44	9.1%
Book Value	$14.05	$13.04	7.8%	$14.05	$13.04	7.8%
Tangible book value	$12.46	$11.41	9.2%	$12.46	$11.41	9.2%

Average fully diluted shares	8,392,157	8,396,437	-0.1%	8,394,081	8,391,545	0.0%

AT PERIOD-END:
Assets	$939,877	$934,337	0.6%	$939,877	$934,337	0.6%
Deposits	$760,123	$766,940	-0.9%	$760,123	$766,940	-0.9%
Loans and leases	$750,457	$685,659	9.5%	$750,457	$685,659	9.5%
Securities	$122,773	$125,391	-2.1%	$122,773	$125,391	-2.1%
Stockholders' equity	$117,736	$109,207	7.8%	$117,736	$109,207	7.8%

CAPITAL AND CREDIT QUALITY RATIOS:
Average equity to average assets	12.30%	11.81%		12.13%	12.08%
Allowance for loan and lease losses to loans and leases	0.96%	0.85%		0.99%	0.85%
Nonperforming assets to total assets	0.47%	0.39%		0.47%	0.39%
Annualized net (charge-offs) recoveries to average loan and leases	0.06%	0.08%		0.06%	0.07%

Consolidated Balance Sheets (unaudited)
(Dollars in thousands)

	September 30,	September 30,	December 31,
	2007	2006	2006
ASSETS
Cash and due from banks	$19,972	$19,170	$26,511
Federal funds sold	7,039	46,423	19,622
Interest-bearing deposits with banks	3,642	21,482	33,540
Investments available-for-sale (at fair value)	109,873	111,400	116,275
Investments held-to-maturity	12,900	13,991	13,971

Total loans and leases	750,457	685,659	699,719
Less: allowance for loan and lease losses	(7,221)	(5,843)	(6,300)
Net loans and leases	743,236	679,816	693,419

Premises and equipment, net	15,651	15,945	15,974
Accrued interest receivable	5,840	5,225	4,892
Goodwill	11,939	11,939	11,939
Other intangible assets, net	1,366	1,653	1,569
Other assets	8,419	7,293	7,937

Total assets	$939,877	$934,337	$945,649

LIABILITIES
Noninterest-bearing deposits	$110,496	$115,785	$109,962
Interest-bearing deposits	649,627	651,155	664,220

Total deposits	760,123	766,940	774,182

Short-term borrowings	39,389	27,314	28,524
Other long-term borrowings	16,000	25,000	25,000
Accrued interest payable and other liabilities	6,629	5,876	6,616

Total liabilities	822,141	825,130	834,322

STOCKHOLDER'S EQUITY
Common stock	84	84	84
Additional paid in capital	29,518	29,560	29,688
Retained earnings	88,367	80,483	82,279
Accumulated other comprehensive income	(233)	(920)	(724)
Total stockholder's equity	117,736	109,207	111,327

Total liabilities and stockholder's equity	$939,877	$934,337	$945,649

Consolidated Statements of Income (unaudited)
(Dollars in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Interest Income:
Interest and fees on loans and leases	$14,732	$13,375	$42,566	$37,311
Interest on deposits with banks	180	252	847	494
Interest and dividends on securities:
Taxable	1,325	1,160	3,900	3,225
Exempt from federal income taxes	128	138	387	416
Interest on federal funds sold	178	443	988	930
Total interest income	16,543	15,368	48,688	42,376

Interest expense:
Interest on deposits	5,493	4,858	16,263	11,818
Interest on short-term borrowings	249	267	743	769
Interest on long-term borrowings	338	341	1,072	564

Total interest expense	6,080	5,466	18,078	13,151
Net interest income	10,463	9,902	30,610	29,225
Provision for loan and lease losses	604	416	1,259	967
Net interest income after provision for loan and lease losses	9,859	9,486	29,351	28,258

Noninterest income:
Securities gains (losses)	-	3	1	3
Service charges on deposit accounts	949	799	2,420	2,322
Insurance agency commissions	1,403	1,423	5,004	5,415
Other income	703	663	2,539	2,173
Total noninterest income	3,055	2,888	9,964	9,913
Noninterest expenses:
Salaries and employee benefits	4,823	4,466	14,471	13,329
Occupancy expense of premises	460	435	1,444	1,234
Equipment expenses	318	367	988	1,008
Data processing	454	401	1,353	1,173
Directors' fees	136	108	427	407
Amortization of intangible assets	56	85	203	253
Other expenses	1,352	1,345	4,351	3,941
Total noninterest expense	7,599	7,207	23,237	21,345

Income before income taxes	5,315	5,167	16,078	16,826
Income tax expense	1,964	1,968	5,968	6,325

Net income	$3,351	$3,199	$10,110	$10,501

Basic net income per share	$0.40	$0.38	$1.21	$1.26
Diluted net income per share	$0.40	$0.38	$1.20	$1.25
Dividends declared per share	$0.16	$0.15	$0.48	$0.44